UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2016

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 22, 2016, we entered into a license and supply agreement to acquire the exclusive U.S. rights to Natesto™ (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we will acquire effective upon the expiration of the current licensee’s rights, expected to occur on June 30, 2016.

The license’s term runs for the greater of eight years or until the expiry of the latest to expire patent including claims covering Natesto and until the entry on the market of at least one AB-rated generic product.

We paid Acerus an upfront fee of $2,000,000 upon execution of the agreement. On September 5, 2016 we will pay an additional $2,000,000 (referred to as the Second Upfront). On January 1, 2017, we will pay an additional $4,000,000 (referred to as the Third Upfront).

In addition to the upfront payments, we must make the following one-time, non-refundable payments to Acerus within 45 days of the occurrence of the following events (provided that, the maximum aggregate amount payable under such milestone payments will be $37,500,000):

•	$2,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $25,000,000 (referred to as the First Milestone);

•	$5,000,000 if net sales during any four consecutive calendar quarter period equal or exceed $50,000,000;

•	$7,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $75,000,000;

•	$10,000,000 if net sales during any four consecutive calendar quarter period equal or exceed $100,000,000; and

•	$12,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $125,000,000.

We also will purchase on April 28, 2016, an aggregate of 12,245,411 shares of Acerus common stock for Cdn. $2,534,800 (approximately US $2,000,000), with a purchase price per share of Cdn. $0.207; provided that, in the event that the TSX, as a condition of providing its approval of the listing of the shares on the TSX, requires an upward adjustment to the subscription price per share to an amount greater than Cdn.$0.207, the subscription agreement will be automatically amended to provide that the subscription will be comprised of that number of shares equal to Cdn.$2,534,800 divided by the greater of (i) Cdn.$0.207 per share, and (ii) the lowest subscription price per share required by the TSX. We cannot dispose of these shares until August 29, 2016.

During the term of the agreement, we will purchase all of our Natesto product needs from Acerus. Each month we will provide Acerus with a two-year forecast of our product needs, the first three months of which will be noncancelable. Pursuant to the agreement, we will pay Acerus a supply price per unit of the greater of (i) 115% of Acerus’ cost of goods sold for Natesto, not to exceed a fixed ceiling price and (ii) 10% of the net selling price for the first year of the agreement that increases to 16% in the second year and 25% in the third year of the agreement and remains constant after that. Upon the expiration or invalidation of the last-to-expire (or be invalidated) Acerus patent covered by the agreement, the supply price will be reduced to an amount equal to the sum of (A) 115% of Acerus’ cost of goods sold (but not to exceed the fixed ceiling price) and (B) 50% of the difference between the supply price and 115% of Acerus’ cost of goods sold (but not to exceed the fixed ceiling price); provided that the supply price will not be reduced to an amount lower than 115% of Acerus’ cost of goods sold (but not to exceed the fixed ceiling price).

In the event of any termination of the agreement prior to the date on which the Second Upfront, Third Upfront and/or First Milestone is otherwise payable, all of those amounts will, unless otherwise paid prior to the effective date of termination, be payable on the effective termination date. Following the termination date, any further milestone amounts will be payable to Acerus in accordance with the agreement, even if the milestone is met after the termination date.

Pursuant to the agreement, we and Acerus are forming a cross-functional transition team to ensure a fully-integrated and timely transition to us from Endo. In addition, during the term of the agreement, we have committed to the following promotional and operational elements:

•	We and Acerus will form a joint marketing committee to oversee brand marketing and overall planning related to Natesto;

•	We will be responsible for all aspects of managing the NDA and complying with any regulatory or other legal obligations arising in connection therewith – excluding any additional safety or (except as set out below with respect to a twice a day study) efficacy studies. Notwithstanding the foregoing, we will, in our capacity as the holder of the NDA for Natesto, provide all assistance and cooperation as may reasonably be required by Acerus in connection with the conduct of such safety or efficacy studies.

•	We may, at our discretion, elect to initiate a clinical trial to seek approval for twice a day dosing for Natesto and administer such trial at our costs, provided, however, that Acerus will manage and oversee such trial in accordance with the existing protocol for such a trial, subject to such changes as we may agree).

Acerus will be responsible for directly or indirectly manufacturing Natesto, and we will be obligated to purchase Natesto from Acerus, as set forth above.

We agreed to undertake the cardiovascular postmarketing requirement, or PMR, for Natesto; however, Acerus must reimburse us for all costs of such obligation, including any PMR trial.

In the event that Acerus decides to dispose of any intellectual property licensed to us under the agreement in any territory in the world (other than Brazil or the countries of the European Union), Acerus must notify us and negotiate exclusively with us for a period of 60 days for an agreement to assign, transfer or license such intellectual property to us.

We may terminate the agreement at any time upon six months’ notice, provided that we must make any milestone payment to Acerus that would otherwise become due during such six month period, and may be responsible for the Second Upfront, Third Upfront and First Milestone payments as referenced above. Either Party may terminate the agreement for material default or breach that remains uncured or the bankruptcy or insolvency of the other party. Acerus may terminate the agreement upon six months’ notice if it determines that the reimbursable amounts in connection with the cardiovascular PMR obligations would no longer make the agreement economically viable for Acerus, provided that it must pay us all reimbursable amounts outstanding prior to such termination, and also fulfill any valid purchase orders submitted by us prior to the effective date of termination.

The description of the license and supply agreement and the subscription agreement provided above is qualified in their entirety by reference to the full and complete terms contained in the license and supply agreement and subscription agreement, which are filed as exhibits 10.1 and 10.2 hereto, respectively.

A copy of the press release announcing the entry into the license and supply agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events.

For the quarter ended March 31, 2016, we estimate that our total revenue has grown to approximately $669,000 compared to $469,000 for the quarter ended December 31, 2015. This represents quarter over quarter growth of 42%. As of March 31, 2016, we have approximately $8,666,000 of cash and cash equivalents compared to $10,960,000 at December 31, 2015. During the quarter ended March 31, 2016 we anticipate that we will have a material non-cash expense related to the derivative features that were triggered upon the conversion of the convertible debt that occurred during the quarter.

We are in the process of finalizing our results for the quarter ended March 31, 2016, and this unaudited preliminary financial information for the quarter ended March 31, 2016 is based upon estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management. This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time that the closing procedures for the quarter are completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	License and Supply Agreement between the Registrant and Acerus Pharmaceuticals SRL, dated April 22, 2016

10.2	Subscription Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016

99.1	Press release issued April 25, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2016	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer